Exhibit No. 10.3

March 6, 2009

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Citizens Bancshares Corporation

75 Piedmont Avenue, N.E.

Atlanta, Georgia 30303

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement incorporating the Securities Purchase Agreement — Standard Terms dated of even date herewith (the “Securities Purchase Agreement”) by and among United States Department of Treasury (“Investor”) and Citizens Bancshares Corporation (“Company”).  Investor and Company desire to set forth herein certain modifications to the Securities Purchase Agreement and related documents regarding the Company’s obligations to create, issue and register the Warrant Preferred Stock, Warrant and Warrant Shares (collectively, and without limitation, the “Warrant Obligations”).  Capitalized terms used herein but not defined shall have the meaning assigned them in the Securities Purchase Agreement.

Pursuant to Section 113(d)(3) of the Emergency Economic Stabilization Act of 2008, Investor has the discretion to exempt certain financial institutions receiving funds through the Investor’s Capital Purchase Program (“CPP”) from Warrant Obligations.  Investor has elected to exercise its discretion in favor of those financial institutions that are certified as Community Development Financial Institutions (“CDFIs”), and for whom the Purchase Price of the CPP investment is $50 million or less.

Company has represented to us it maintains its status as a CDFI and will receive an investment pursuant to the CPP with a Purchase Price of $7,462,000.  Accordingly, Investor agrees to exempt Company from the Warrant Obligations under the Securities Purchase Agreement and under any other documents required to effect Investor’s investment in Company (collectively, and without limitation, the “Transaction Documents”).  Any and all references in the Transaction Documents with respect to the Warrant Obligations shall be inapplicable and of no effect upon Company.

This letter agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This letter agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.    [Remainder of this page intentionally left blank]

UST Sequence Number: 318

In witness whereof, this letter agreement has been duly executed by the authorized representatives of the parties hereto as of the date first above written.

CITIZENS BANCSHARES CORPORATION

By:	/s/ James E. Young
James E. Young
President and Chief Executive Officer

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Neel Kashkari
Name: Neel Kashkari
Title: Interim Assistant Secretary for Financial Stability